Exhibit 21.1
Subsidiaries of the Registrant

Name	Jurisdiction
Clinical Data BV	The Netherlands
Cogenics, Inc.	Delaware
Cogenics Genome Express S.A.	France
Epidauros Biotechnologie, AG	Germany
NovaChem B.V.	The Netherlands
PGxHealth, LLC	Delaware
Spectronetics NV	Curaçao, Netherlands Antilles